EXHIBIT 23(h)(4)(e)
                            AMENDED AND RESTATED SCHEDULE B

                        TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                             FIRST PACIFIC MUTUAL FUND, INC.
                                           AND
                               ULTIMUS FUND SOLUTIONS, LLC
                                   Dated January 2, 2002

Intending to be legally bound, the undersigned hereby amend and restate Schedule B to the aforesaid Agreement to amend the Fees and Expenses Schedule as of ______________, 2011:

                                FEES AND EXPENSES SCHEDULE
                                --------------------------
FEES:

       Ultimus shall be entitled to receive a fee from the Fund, on behalf of each Portfolio, on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed as follows for each Portfolio:

       Base fee per year = $36,000, ($3,000 per month), plus

       Asset based fee of:

             Average Daily Net Assets              Asset Based Fee
             First $500 million                         .010%
             In excess of $500 million                  .005%

The base fee above will be reduced to $1,500 for the first month and $2,000 for the second and third months of the First Pacific Low Volatility Fund's operations.

       The above base fee assumes two Portfolios, each with a single class of shares. For a Portfolio with more than one class of shares, Ultimus charges an additional $500 per month for each additional class of shares.

	For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges each Portfolio a fee of $250 per month.

OUT-OF-POCKET EXPENSES:

       The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.

First Pacific Mutual Fund, Inc.			Ultimus Fund Solutions, LLC


By:  ____________________________			By:  ___________________________



Title:____________________________			Title:__________________________